UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2007

Irvine Sensors Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08402	33-0280334

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 549-8211

N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On December 6, 2007, Irvine Sensors Corporation (the “Company”) received written notification (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) that the bid price of its common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until June 3, 2008, to regain compliance. The Notice states that the Nasdaq staff (the “Staff”) will provide written notification that the Company has achieved compliance with the Rule if at any time before June 3, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the Notice also states that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.
     If the Company cannot demonstrate compliance with the Rule by June 3, 2008, the Staff will determine whether the Company meets all other Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.
Item 9.01. Financial Statements and Exhibits.
     (a) Not Applicable.
     (b) Not Applicable.
     (c) Not Applicable.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Irvine Sensors Corporation, dated December 12, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Irvine Sensors Corporation (Registrant)

Dated: December 12, 2007	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Irvine Sensors Corporation, dated December 12, 2007